                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  Confidential, for Use of the
     Commission Only (as permitted by
     Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                     HEALTH CARE PROPERTY INVESTORS, INC.
- --------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


- --------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (4) Date Filed:

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

                      HEALTH CARE PROPERTY INVESTORS, INC.

                               ----------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD APRIL 20, 1995

  The Annual Meeting of Stockholders of Health Care Property Investors, Inc. (the "Company") will be held in the Dynasty Room of the Westwood Marquis Hotel, 930 Hilgard Avenue, Los Angeles, California 90024 on Thursday, April 20, 1995, at 9:30 a.m., Los Angeles time, for the purposes of (1) electing two Directors,
(2) ratifying the selection of Arthur Andersen LLP as independent accountants for the fiscal year ending December 31, 1995, and (3) transacting such other business as may properly come before the meeting.

  Only Stockholders whose names appear of record on the books of the Company at the close of business on February 21, 1995 are entitled to notice of, and to vote at, such Annual Meeting or any adjournment or adjournments thereof.

  You are cordially invited to attend the meeting in person. Whether or not you expect to attend this meeting, please sign and date the enclosed proxy and return it as promptly as possible in the enclosed self-addressed, postage-prepaid envelope. If you attend the Annual Meeting and wish to vote in person, your proxy will not be used.

                                          By Order of the Board of Directors

                                          /s/ Edward J. Henning

                                          Edward J. Henning
                                          Corporate Secretary

Los Angeles, California
March 17, 1995

                      HEALTH CARE PROPERTY INVESTORS, INC.
                               ----------------
                                PROXY STATEMENT

  This proxy statement is furnished to the Stockholders of Health Care Property Investors, Inc., a Maryland corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Stockholders to be held on April 20, 1995, and at any and all adjournments thereof. The principal executive offices of the Company are located at 10990 Wilshire Boulevard, Suite 1200, Los Angeles, California 90024. The approximate date on which this proxy statement and form of proxy solicited on behalf of the Board of Directors will be sent to the Company's Stockholders is March 17, 1995.

  On February 21, 1995, the record date for the determination of Stockholders entitled to notice of, and to vote at, the Annual Meeting, the Company had 28,505,734 shares of Common Stock, par value $1.00 per share (the "Shares" or the "Common Stock"), outstanding. Each such Share is entitled to one vote on all matters properly brought before the meeting. Stockholders are not permitted to cumulate their Shares for the purpose of electing Directors or otherwise.

  A person giving the enclosed proxy has the power to revoke it at any time before it is exercised. The power of the proxy is suspended if the person giving it attends the meeting and elects to vote in person.

                             PRINCIPAL STOCKHOLDERS

  As of March 1, 1995, the Company has not been notified of any holders that might beneficially own more than 5% of its Shares. Additionally, as of March 1, 1995, all Directors and executive offers as a group beneficially owned 607,375 Shares of Common Stock, which includes 284,980 Shares of Common Stock purchasable within 60 days upon exercise of stock options. Such beneficial ownership constitutes 2.1% of the total number of Shares outstanding.

                             ELECTION OF DIRECTORS

  Pursuant to the Company's Articles of Incorporation, as amended and restated to date (the "Articles of Incorporation"), the Directors have been divided into three classes, each being elected to hold office for a term of three years and until their respective successors have been duly elected and qualified. At the Annual Meeting, two Directors will be elected in one class to hold office for terms of three years and, in each case, until their respective successors have been duly elected and qualified. The remaining Directors shall continue in office until their respective terms expire and until successors have been duly elected and qualified.

  The nominees for election to the two positions of Director to be voted upon at the Annual Meeting are Paul V. Colony and Peter L. Rhein. Unless authority to vote for the election of Directors has been specifically withheld, the persons named in the accompanying proxy intend to vote for the election of Messrs. Colony and Rhein to hold office as Directors for terms of three years each and until their respective successors have been duly elected and qualified.

  If any nominee becomes unavailable for any reason (which event is not anticipated), the Shares represented by the enclosed proxy may (unless such proxy contains instructions to the contrary) be voted for such other person or persons as may be determined by the holders of such proxies. In no event will the proxy be voted for more than two nominees.

                        BOARD OF DIRECTORS AND OFFICERS

  The executive officers of the Company, nominees for election as Directors of the Company and the other persons whose terms as Directors continue after the meeting, and their principal occupations for the past five years or more, their ages, their positions and offices with the Company, information as to their terms in office as Directors, and the number of Shares of the Company owned beneficially by them on March 1, 1995, are as follows:

                                                    SHARES BENEFICIALLY OWNED
                                                               (1)
                                                    ----------------------------
                                                               NUMBER OF
                                                    NUMBER      OPTION   PERCENT
                                     FIRST   TERM     OF        SHARES     OF
                NAME            AGE ELECTED EXPIRES SHARES        (2)     CLASS
                ----            --- ------- ------- -------    --------- -------
      Paul V. Colony...........  55  1988    1995    10,200     12,000     (4)
      Robert R. Fanning, Jr....  52  1985    1997       725     30,000     (4)
      Devasis Ghose............  41    --      --    13,550     12,800     (4)
      Edward J. Henning........  41    --      --     7,500          0     (4)
      Stephen R. Maulbetsch....  37    --      --    10,420     17,020     (4)
      Michael D. McKee.........  49  1989    1997     2,200     12,000     (4)
      Orville E. Melby.........  73  1985    1996    10,000     19,500     (4)
      Harold M. Messmer, Jr....  48  1985    1997    20,100(3)  12,000     (4)
      James G. Reynolds........  43    --      --    31,600     83,400     (4)
      Peter L. Rhein...........  53  1985    1995    32,000     12,000     (4)
      Kenneth B. Roath.........  59  1986    1996   191,700     74,680     (4)

- --------
(1) Except as otherwise noted below, all Shares are owned beneficially by the individual listed with sole voting and/or investment power.

(2) Consists of Shares purchasable within 60 days upon exercise of outstanding stock options.

(3) Includes 7,600 Shares held as custodian for his children.

(4) Less than 1%. For purposes of computing the percentages, the number of Shares outstanding includes Shares purchasable by such individual within 60 days upon exercise of outstanding stock options.

  Mr. Colony is a Director and has been associated in various capacities with the insurance firm of Alexander & Alexander, Inc. for the past 29 years. He is presently Vice Chairman of Alexander & Alexander, Inc. and Chairman of the Board of Alexander & Alexander of California, Inc.

  Mr. Fanning is a Director and has been President of Cape Ann and Northeast Health Systems, Inc. since July 1994 when Beverly Hospital and Addison Gilbert Hospital affiliated. Prior thereto, he was President of Northeast Health Systems, Inc. from 1983 through June 1994. Mr. Fanning has been President of Beverly Hospital Corporation since June 1980 and was President of Addison Gilbert Hospital from July 1994 to January 1995. Mr. Fanning has been a member of the Massachusetts Health and Educational Facilities Authority since 1985 and has been Chairman of the Authority since 1993. He currently serves as a Director of Warren Bancorp, Inc. and is a past Chairman of the American College of Healthcare Executives.

  Mr. Ghose has been Senior Vice President-Finance and Treasurer of the Company since January 1995 and has been with the Company since 1986. Mr. Ghose became Vice President-Finance and Treasurer in 1994, Vice President and Treasurer in 1991 and Vice President and Controller in 1988.

  Mr. Henning became Senior Vice President, General Counsel and Corporate Secretary of the Company in January 1995 and joined the Company in May 1994 as Vice President, Senior Legal Counsel and Corporate Secretary. Mr. Henning was Vice President and Legal Counsel for Weyerhaeuser Mortgage Company from 1992 to 1994 and prior thereto was an attorney with the law firm of Latham & Watkins from 1984 to 1992.

  Mr. Maulbetsch has been employed by the Company since September 1985. He became Senior Vice President-Property and Acquisition Analysis in January 1995 after serving as Vice President-Property and Acquisition Analysis since 1988.

  Mr. McKee is a Director and has been Executive Vice President of the Irvine Company since April 1994. Prior thereto, he was a partner with the law firm of Latham & Watkins from January 1986 to April 1994. Mr. McKee is a Director of Irvine Apartment Communities, Inc. and Realty Income Corporation.

  Mr. Melby is a Director and a retired Vice Chairman of Rainier National Bank (which was subsequently acquired by Bank of America) where he served from 1974 through 1986. Prior to his service with Rainier, Mr. Melby was Treasurer and later Vice President of Sales and Contracts of the Boeing Company.

  Mr. Messmer is a Director and has been Chairman, Chief Executive Officer and President of Robert Half International, Inc. since July 1986. Mr. Messmer is a Director of Pacific Enterprises, Airborne Freight Corporation and Spieker Properties.

  Mr. Reynolds became Executive Vice President of the Company in January 1995 and also serves as its Chief Financial Officer. He has been employed with the Company since its inception in 1985 and served as Senior Vice President beginning in 1988.

  Mr. Rhein is a Director and has been a general partner of Sarlot and Rhein, a real estate investment and development partnership, since 1967. Mr. Rhein is a Director of Oasis Residential, Inc.

  Mr. Roath is Chairman of the Board of Directors and became President and Chief Executive Officer of the Company in May 1988, having previously served as President and Chief Operating Officer since the inception of the Company in 1985. Mr. Roath is Chairman of the National Association of Real Estate Investment Trusts and also serves as a member of the Board of Governors and Executive Committee. He is a Director of Franchise Finance Corporation of America. Mr. Roath also serves as a Vice Chairman for the La Jolla Cancer Research Foundation and as a Trustee of the California Museum of Science and Industry.

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

  The Board of Directors held seven meetings during 1994. During that period, no incumbent Director attended fewer than 75% of the total number of meetings of the Board and of committees of the Board on which he served.

  The Company currently pays each independent Director a fee of $18,000 per year for services as a Director plus $1,000 for attendance in person at each meeting of the Board of Directors or any committee meeting on a day on which the Board of Directors does not meet, $400 for attendance in person at any committee meeting held on a day on which the Board of Directors also meets, and $400 for participation in any telephonic Board of Directors meeting or committee meeting, when such meetings last longer than a specified time period. In addition, the Company reimburses the Directors for travel expenses incurred in connection with their duties as Directors of the Company.

  In addition, non-employee Directors participate in the Directors Stock Incentive Plan (the "Directors Plan"). Under the Directors Plan, on the last Thursday of April of each year, all outside Directors are granted an option as of that date to acquire 6,000 shares of the Company's Common Stock. During 1994, outside Directors Colony, Fanning, McKee, Melby, Messmer and Rhein were each granted options for 6,000 shares of Common Stock at an exercise price of $30.00 per share of Common Stock. Each option granted under the Directors Plan is a nonqualified option to purchase shares of Common Stock (an "Option"). Options expire not later than 10 years from the date of grant. An Option becomes exercisable one year after the date of grant. The Option exercise price is the fair market value of a share of Common Stock on the date of the grant.

  The Directors can also participate in the Retirement Plan for Outside Directors (the "RPOD") which provides each eligible, non-employee Director with retirement benefits upon his retirement from the Board. A Director becomes eligible to receive benefits under the RPOD when he reaches either age 60, provided he has served as a Director for 15 full years, or age 65, provided he has served as a Director for five full years, and ceases to serve on the Board. If a Director terminates service on the Board after completing at least five full years as a Director, but before meeting the age and service requirements set forth above, the Director will become eligible to receive a deferred retirement benefit beginning at age 65.

  The annual retirement benefits payable to an eligible Director equal (i) the Director's annual retainer for the 12 months preceding his retirement, resignation or death plus (ii) the fee in effect on the date of retirement, resignation or death for attending a regularly scheduled Board meeting multiplied by four. Benefits under the RPOD will be paid for a period, not to exceed 15 years, equal to the period during which the Director served on the Board, excluding service, if any, while an employee of the Company. If a Director dies after becoming eligible to receive benefits under the RPOD, his beneficiary will receive benefits under the RPOD as though the Director had retired from the Board on the day preceding his death and had met the applicable age requirements. If a Director is terminated during the term in which a change of control (as defined in the RPOD) occurs or is not re-elected immediately following the expiration of such term, he is entitled to the lump sum actuarial equivalent of the benefits he would have received had he retired immediately, without regard to whether he meets the age and service requirements, on the date of such termination or expiration of the Director's term.

  The Company has adopted a Deferred Compensation Plan for Directors of the Company which permits the Directors to elect to defer fees and retainers to be paid in the future. Any participating Director will be paid at retirement or such earlier date as he may designate in such election. Each deferred compensation account will accrue interest at a rate equal to the prime rate of Chemical Bank minus one percent.

  The Board of Directors has an Audit Committee, an Investment Committee and a Compensation Committee.

  The Audit Committee is comprised of Messrs. Colony, Messmer and Rhein. The Audit Committee held two meetings during 1994. The Audit Committee is authorized to select the independent accountants to serve the Company for the ensuing year, subject to Stockholder approval; review with the independent accountants the scope and results of the audit; review management's evaluation of the Company's system of internal controls; and review non-audit professional services provided by the independent accountants and the range of audit and non-audit fees. To ensure independence of the audit, the Audit Committee consults separately and jointly with the independent accountants and management.

  The Investment Committee is comprised of Messrs. Fanning, Melby, Rhein and Roath. The Investment Committee held four meetings during 1994. The Investment Committee is authorized to approve all real estate acquisitions and other investments.

  The Compensation Committee is comprised of Messrs. McKee, Melby and Messmer. The Compensation Committee held two meetings during 1994. The Compensation Committee is responsible for the administration of the Company's employee benefit plans. The Compensation Committee is authorized to determine the persons eligible to participate in any of the plans, the extent of such participation and the terms and conditions under which benefits may be vested, received or exercised. The Compensation Committee also reviews and approves the compensation of the Company's executive officers and determines the general compensation policy for the Company.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

                                                       LONG-TERM COMPENSATION
                                                ------------------------------------
                          ANNUAL COMPENSATION    RESTRICTED
   NAME AND PRINCIPAL    ----------------------    STOCK      STOCK     ALL OTHER
        POSITION         YEAR  SALARY   BONUS   AWARDS(1)(2) OPTIONS COMPENSATION(3)
- ------------------------ ---- -------- -------- ------------ ------- ---------------
Kenneth B. Roath         1994 $384,400 $370,000   $425,600    30,000     $30,000
 Chairman, President     1993  373,000  360,000    291,300   100,000
 and Chief Executive
  Officer                1992  347,500  308,500    477,000   100,000
James G. Reynolds        1994  207,200  156,000    241,200     5,000      20,000
 Executive Vice
  President              1993  196,800  122,000    113,400    40,000
 and Chief Financial
  Officer                1992  183,000  105,000    159,000    35,000
Devasis Ghose            1994  114,000   26,000    141,900     2,700      17,000
 Senior Vice President-- 1993  104,600   20,000     24,800     8,000
 Finance and Treasurer   1992   99,300   20,900     34,500     8,000
Edward J. Henning (4)    1994   89,000   25,000    156,000     3,000           0
 Senior Vice President,
 General Counsel and
 Corporate Secretary
Stephen R. Maulbetsch    1994   89,600   23,000    141,900     2,700      11,000
 Senior Vice President-- 1993   84,600   14,000     20,400     7,500
 Property and
  Acquisition Analysis   1992   80,400   16,500     26,500     6,000

- --------
(1) Restricted stock awards vest ratably over five years. The table below shows the amounts of restricted stock held at December 31, 1994, the value of such restricted stock (calculated by multiplying the amount of restricted stock by the closing market price of $30.125 on the last trading day of
    1994) and total restricted stock awards granted for the past three years. Dividends are paid on the restricted shares at the same rate as all other shares of Common Stock of the Company.

                                                  VALUE OF      RESTRICTED STOCK GRANTS WITH
                            RESTRICTED STOCK     RESTRICTED       RESPECT TO INDICATED YEAR
                                SHARES AT         STOCK AT      -----------------------------
                            DECEMBER 31, 1994 DECEMBER 31, 1994   1992      1993      1994
                            ----------------- ----------------- --------- --------- ---------
   Kenneth B. Roath........      48,390          $1,457,700        18,000    10,000    15,000
   James G. Reynolds.......      16,500             497,100         6,000     3,900     8,500
   Devasis Ghose...........       3,870             116,600         1,300       850     5,000
   Edward J. Henning.......       2,000              60,200            --        --     7,500
   Stephen R. Maulbetsch...       2,740              82,500         1,000       700     5,000

(2) Long-term incentive stock award amounts have been calculated based upon the closing market price as of the date of grant.

(3) These amounts represent the Company's contributions to the Company's 401(k) Plan (as defined below) and, for Mr. Roath only, also includes the value of $9,000 of premiums paid in 1994 by the Company for term life insurance of which the Company is not the beneficiary and which premiums are taxable income to Mr. Roath. Information for years prior to 1994 is not required to be disclosed.

(4) Mr. Henning became an employee of the Company on May 23, 1994. 1994 compensation figures do not include the 7,500 stock options or $63,500 of value for the 2,000 restricted shares he received upon commencement of employment. The table in footnote 1 showing Mr. Henning's 7,500 restricted stock grants for 1994 includes the 2,000 shares he received in May 1994 and the 5,500 shares he received in January 1995.

  Employment Agreement. On April 28, 1988, the Company entered into an employment agreement (the "Agreement") with Kenneth B. Roath which was amended as of January 31, 1991. The Agreement is for a term of three years and will automatically be extended for an additional year on the last day of January of each year unless earlier terminated pursuant to the terms of the Agreement. The Agreement provides for a base salary for the twelve calendar months beginning February 1, 1991 at the annual rate of $320,000 to be adjusted annually at the discretion of the Board of Directors, but at a minimum to reflect increases in the Consumer Price Index. The Agreement provides for bonus compensation. Mr. Roath is also entitled to the payment by the Company for the term of the Agreement of premiums for a term life insurance policy in the amount of $2,000,000 insuring Mr. Roath's life with a beneficiary named by Mr. Roath. In the event Mr. Roath's employment is terminated by a change in control or without cause, he is entitled to receive in severance pay either (i) his annual base salary at the time of termination plus an amount equal to two times the average annual bonus earned by Mr. Roath in the two years immediately preceding the date of termination, subject to a reduction by the amount of compensation that he receives from a new employer during what would have been the remainder of his term of employment with the Company, or (ii) upon thirty (30) days' written notice, a lump sum equal to the present value of the flow of cash payments that he would otherwise have been paid, but in no event shall payment be less than 2.5 or 1.5 times base salary for the applicable period for termination due to change in control or without cause, respectively.

COMPENSATION PURSUANT TO PLANS

  Section 401(k) Plan. In 1988, the Company adopted a tax-qualified cash or deferred profit-sharing plan (the "401(k) Plan"). Under the 401(k) Plan, which covers all Company employees after they have completed one year of service, employees may elect to reduce their current compensation up to a maximum of $9,240 for both 1994 and 1995 calendar years and have the amount of the reduction contributed to the 401(k) Plan. The Company also contributes to the 401(k) Plan an additional matching amount equal to 4% of such employee's compensation if such employee's contribution is at least the lesser of 3% of his compensation or the maximum contribution allowable by law. The employee's right to retain the Company's contributions vests at the rate of 20% per year, beginning after the employee has been with the Company for two years. The 401(k) Plan is intended to qualify under Section 401 of the Internal Revenue Code so that contributions by employees or by the Company are not taxable to employees until withdrawn from the 401(k) Plan, and so that contributions by the Company will be deductible by the Company when made. For the fiscal year ended December 31, 1994 the Company made contributions pursuant to the 401(k) Plan including
Section 401(a) contributions discussed further below as follows: $68,365 on behalf of its five most highly compensated executive officers (one of whom, Mr. Henning, was not eligible to participate in the 401(k) Plan), each of whose total remuneration exceeded $60,000 during such fiscal year; and $150,349 on behalf of all employees as a group. At December 31, 1994, a total of 19 of the Company's employees were participants in the 401(k) Plan.

  In 1993, the Compensation Committee adopted an amendment to the Company's 401(k) Plan to provide for a Section 401(a) profit sharing contribution as provided for and set forth in the Internal Revenue Code. Contributions under the 401(k) Plan are subject to various limitations under the Internal Revenue Code and maximum combined 401(k), matching and 401(a) contributions were limited to the lesser of 25% of taxable compensation or $30,000 per person in 1994.

  Supplemental Executive Retirement Plan. Effective May 1, 1988, and amended effective January 1, 1993, the Board of Directors adopted a Supplemental Executive Retirement Plan (the "SERP") which provides certain executives selected by the Compensation Committee with supplemental deferred benefits in the form of retirement payments for life. Currently, the Committee has selected Kenneth B. Roath to be a participant.

  The annual retirement benefit available to a participant under the SERP varies according to (i) the age of the participant at retirement, with the youngest retirement age being 55, and (ii) the number of years the participant has served the Company, with minimum service being five years. The normal retirement benefit payable to a participant will equal 30% of his final average earnings plus 4% of his final average earnings multiplied by years of service after age 62 (not to exceed five years). Final average earnings are defined under the plan to mean the average of the three highest, not necessarily consecutive, years' earnings. A participant's earnings include total annual cash compensation, including base salary, annual incentive awards and deferred compensation including 401(a) contributions under the 401(k) Plan described above. If a participant retires before age 65, his benefits may be subject to reduction for early retirement.

  The SERP benefit is reduced by 100% of any retirement benefit received from any other Company retirement plan available to a participant (other than Section 401(a) and Section 401(k) contributions) and Social Security. In the event of death of a participant after retirement, 50% of the benefit earned by the participant will be paid to the surviving spouse for life and if survived by dependent children, each such child will receive a benefit equal to $1,500 per month until age 18, or age 25 if a full time student. In the event of a participant's death prior to retirement, the participant's surviving spouse will be paid the participant's retirement benefit as if the participant had retired the day before his or her death.

  A life insurance policy has been purchased on the life of Mr. Roath naming the Company as sole beneficiary to provide for substantially all obligations under the SERP. The SERP is designed so that the Company will recover all its SERP payments plus a factor for the use of its money if its original assumptions as to interest rates, mortality rates, tax rates and certain other factors are accurate.

  The Company believes that the SERP aids in the ability to attract, retain, motivate and provide financial security to management employees who render valuable services to the Company.

                       OPTION GRANTS WITH RESPECT TO 1994

                                     PERCENTAGE                     MARKET PRICE
                         OPTIONS      OF TOTAL     EXERCISE PRICE ON DATE OF GRANT EXPIRATION
          NAME           GRANTED   OPTIONS GRANTED     ($/SH)          ($/SH)         DATE    VALUATION(1)
          ----           -------   --------------- -------------- ---------------- ---------- ------------
Kenneth B. Roath........ 30,000         50.68%        $28.375         $28.375       1/18/05     $379,200
James G. Reynolds.......  5,000          8.45%         28.375          28.375       1/18/05       63,200
Devasis Ghose...........  2,700          4.56%         28.375          28.375       1/18/05       34,100
Edward J. Henning.......  3,000          5.07%         28.375          28.375       1/18/05       38,000
                          7,500(2)      12.67%         30.163          31.750       5/23/04       34,050
Stephen R. Maulbetsch...  2,700          4.56%         28.375          28.375       1/18/05       34,100

- --------
(1) Calculated using the Black Scholes option valuation methodology, as recommended by Shuman Management Consulting ("Shuman"), an executive compensation consulting firm. In using such methodology, the following variables were utilized for the options expiring January 18, 2005, which were granted on January 18, 1995: risk-free rate of return of 7.75%; .1966 volatility; 6.57% dividend yield; 3% risk discount factor; ten-year option term; which yields a discount Black Scholes value for such stock options of $12.64. The options expiring in January 2005 include dividend share rights and the value thereof is imputed in the $12.64 value. Dividend shares are discussed below. The following variables were utilized for the options expiring May 23, 2004, which were granted on May 23, 1994: risk-free rate of return of 7.00%; .19 volatility; 5.92% dividend yield; 3% risk discount factor; ten-year option term; which yields a discount Black Scholes value for such stock options of $4.54. The actual value, if any, that an executive officer may realize will depend on the excess of the closing market price over the exercise price on the date the option is exercised and the value of any dividend shares received thereafter so that there is no assurance that the value realized by an executive officer will be at or near the value estimated by the Black Scholes model, which is based on arbitrary assumptions as to variables such as stock price volatility, future dividend yield, interest rates and exercise term.

(2) This entry shows Mr. Henning's 7,500 options granted on May 23, 1994 when he commenced employment with the Company.

   AGGREGATED OPTION EXERCISES IN 1994 AND OPTION VALUES AT DECEMBER 31, 1994

                                                             NUMBER OF           VALUE OF UNEXERCISED
                                                        UNEXERCISED OPTIONS     IN-THE-MONEY OPTIONS AT
                                            VALUE      AT DECEMBER 31, 1994      DECEMBER 31, 1994(2)
                         SHARES ACQUIRED     AT      ------------------------- -------------------------
          NAME             ON EXERCISE   EXERCISE(1) EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
          ----           --------------- ----------- ----------- ------------- ----------- -------------
Kenneth B. Roath........     62,160       $583,000     18,000       243,640     $ 82,700    $1,159,000
James G. Reynolds.......          0             --     59,900        94,100     $577,500    $  589,500
Devasis Ghose...........      5,000       $ 69,000      6,240        22,560     $ 39,000    $  164,000
Edward J. Henning.......          0             --          0         7,500     $      0    $        0
Stephen R. Maulbetsch...          0             --     12,200        17,820     $141,000    $  116,000

- --------
(1) Value at exercise is the difference between the closing market price on the date of exercise less the exercise price per Share, multiplied by the number of Shares acquired on exercise.

(2) Calculated based on the closing market price on the last trading day of 1994 multiplied by the number of applicable Shares in-the-money, less the total exercise price for such Shares.

  Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following report and the Stock Performance Graph shall not be incorporated by reference into any such filings.

                 COMPENSATION COMMITTEE REPORT TO STOCKHOLDERS

  Compensation and benefit practices of Health Care Property Investors, Inc. (the "Company") are established and governed by the Compensation Committee made up of independent members of the Board of Directors. The Compensation Committee establishes the general compensation policy of the Company, reviews and approves compensation of the executive officers of the Company and administers all of the Company's employee benefit plans. The Compensation Committee reviews the overall compensation program of the Company to assure that it (i) is reasonable and consistent with practices of comparably sized REITs and real estate development organizations ("Competitive Practices"), (ii) adequately recognizes performance tied to creating stockholder value, (iii) is responsive to current tax, accounting and Securities and Exchange Commission ("SEC") guidelines, and (iv) meets overall Company compensation and business objectives.

  The Compensation Committee has retained the services of Shuman Management Consulting ("Shuman"), an executive compensation consulting firm, to assist the Committee in its evaluation of all elements of the Company's compensation program. Shuman provides advice to the Committee with respect to Competitive Practices and the reasonableness of compensation paid to executive officers of the Company. The Committee reviews survey and other data supplied by Shuman in the course of its deliberations relating to compensation proposals. The compensation surveys compare the components of the Company's compensation program with REITs and predominantly real estate organizations which have characteristics in common with the Company such as assets, market capitalization and performance. Some, but not all, of the companies included in the Stock Price Performance Graph are included in such compensation surveys.

  Among other information, Shuman reported and the Compensation Committee noted that the Company had a total return to stockholders for 1994 of 18.4%, which was the highest level achieved by any of the self-administered, equity health care REITs, and an average 23% total return to stockholders for the past five years, which approximates the 75th to 90th percentiles of similar results of competitive companies. In addition, growth in funds from operations for 1994 exceeded the 65th percentile and has also significantly exceeded the 90th percentile for the average of the past three to five years.

COMPENSATION PHILOSOPHY

  The Compensation Committee believes that the primary focus of the Company's compensation program should be to reward performance as measured by the creation of value for stockholders. To this end, the Compensation Committee has committed to a highly leveraged program that emphasizes incentives tied directly to stockholder value creation. The Committee attempts to promote financial and operational success by attracting, motivating and facilitating the retention of key employees with outstanding talent and ability. In addition, the compensation program is designed to promote teamwork, initiative and resourcefulness on the part of key employees whose performance and responsibilities directly affect Company profits. In this regard, the compensation program is designed to balance short and long-term incentive compensation to achieve desired results and, above all, to reward performance.

COMPENSATION MIX

  The Company's executive compensation is based on three components designed in each case to accomplish the Company's compensation philosophy.

  Base Salary. Salaries for executive officers are reviewed by the Compensation Committee on an annual basis. The Compensation Committee generally targets base salary levels within the range of the 50th to 75th percentile of Competitive Practices. Salaries may be increased based upon an assessment of competitive pay levels or the individual's contribution to the asset and financial growth of the Company. However, consistent with the Company's pay-for-performance philosophy, achievement is generally rewarded through incentive compensation.

  The Compensation Committee has reviewed the base salary for each of the executive officers for 1994 and believes that such compensation is reasonable in view of Competitive Practices, the Company's performance and the contribution of those officers to that performance.

  Annual Cash Incentive Awards. Annual cash bonus incentive awards are generally designed to protect stockholder interests by establishing a funds from operations target (the "Performance Target"), an objective criteria which is a measurement of the Company's ability to pay dividends. The Performance Target is established by the Compensation Committee at the beginning of each year at a level considered to provide stockholders with an acceptable rate of return. In addition to satisfying the Performance Target, bonus awards are also based on personal performance measured by the extent to which personal goals are achieved. Personal performance goals necessarily vary between executive officers based upon their specific roles within the Company and specific objectives established each year for each executive officer by the Company's Chief Executive Officer. Certain executive officers may also have a portion of their cash bonus dependent upon targets for new business development. In general, the annual cash bonus incentive awards are more heavily weighted towards satisfaction of the Performance Target and the new business development target, if applicable, consistent with the Committee's focus on tying incentive compensation to stockholder value creation.

  A target award is established for each executive officer other than the Chief Executive Officer based on the level of his position, the responsibilities and duties involved therein and on Competitive Practices. The Compensation Committee approves each executive officer's target award. The target award is expressed as a percentage of base salary. For the executive officers other than the Chief Executive Officer, no actual award can exceed 150% of an executive officer's target award. The Performance Target was achieved in 1994 and target awards were approved by the Compensation Committee.

  Long-Term Incentives. The Compensation Committee administers the Company's Amended Stock Incentive Plan (the "Plan"). Pursuant to the Plan, annual stock grants and stock options (with dividend shares as described below) have been awarded in order to retain and motivate executives to improve long-term stock market performance. Stock options generally are granted at 100% of the current fair market value of the Company's stock. Generally, stock option grant and restricted stock awards vest over a five-year period, and the executive must be employed by the Company at the time of vesting in order to exercise the options. The Compensation Committee may make grants based on a number of factors, including (i) the executive officer's position in the Company, (ii) his performance of his responsibilities, (iii) equity participation levels of comparable executives at competitive companies, and (iv) individual contribution to the success of the Company's financial performance. In addition, the size, frequency and type of long-term incentive grants may be determined on the basis of tax consequences of the grant to the individual and the Company, accounting impact and the number of shares available for issuance. In 1994, each of the executive officers received stock options which were based on his responsibilities and relative position in the Company. The Compensation Committee did not consider the amount of options and restricted stock currently held by the officers in determining the size of current awards.

  In addition, to provide further incentive to executive officers, the Plan was amended by Stockholder vote in April 1994 to provide for dividend shares whereby Plan participants would receive the benefit of dividends granted on Common Stock on which they held an option, between the time the option is granted and when it is exercised. The benefit of the dividends would come in the form of a number of shares of Common Stock derived through the following formula:

            (Number of Shares                          Amount of
          on which Participant           X             Quarterly
              holds Option                             Dividend
                                                       Declared)
                ----------------------------------------------
                         Fair Market Value of Shares at
                            date of dividend payout

  These dividend shares would only be collectible if an option is exercised, and then only after the participant has held the shares for two years.

CHIEF EXECUTIVE COMPENSATION

  Mr. Roath's total direct compensation in 1994 was within the 75th percentile of Competitive Practices, reflecting the Compensation Committee's recognition of Mr. Roath's contributions to the Company's superior financial performance in 1994 which resulted in the Company's achieving the highest level of total return to stockholders of any self-administered, equity health care REIT. Mr. Roath received a base salary of $384,400 in 1994 which represents an increase of approximately 2.5% over his 1993 base salary. This base salary is in approximately the 55th percentile of Competitive Practices. The Compensation Committee believes that this level properly leverages Mr. Roath's compensation toward incentive pay, reflecting the Company's pay-for-performance philosophy. The Compensation Committee also awarded Mr. Roath a cash bonus incentive award of $370,000, restricted stock grants of 15,000 shares of Common Stock and 30,000 stock option grants with dividend shares at an exercise price of $28.375. These awards reflect increases attributable to Competitive Practices during the period; Mr. Roath's continued contribution to expansion of the Company's investment portfolio and the Company's outstanding financial performance, as reflected in the total return to stockholders; and the Company's pay-for-performance philosophy.

  Mr. Roath received 49.0% of his cash compensation for 1994 from incentives. When the value of the restricted stock grants and stock option grants for the period are included, 66.6% of total direct compensation is from incentives which are directly related to stockholder value creation. The other benefits received by Mr. Roath that are reported in the Summary Compensation Table are provided pursuant to his Employment Agreement. See "Executive Compensation-- Employment Agreement."

  Based upon the foregoing, the Compensation Committee has reviewed and approved the total compensation for 1994 of the five most highly compensated executive officers of the Company.

POLICY WITH RESPECT TO SECTION 162(m)

  Section 162(m) of the Internal Revenue Code denies a deduction for certain compensation in excess of $1,000,000 paid to executive officers, unless certain performance, disclosure, stockholder approval and other requirements are met. The Company believes that the compensation paid in 1994 will not fail to be deductible by reason of the Section 162(m) limitations. Furthermore, the Company believes that a substantial portion of the deductible compensation payable pursuant to the Company's stock options should be exempted from the $1 million deduction limitation.

  The Compensation Committee will continue to review the effects of Section 162(m) with regard to its compensation program and will continue to evaluate alternatives to ensure executive compensation is reasonable and consistent with the Company's overall compensation objectives. The Compensation Committee reserves the right to design programs that recognize a full range of performance criteria important to the Company's success, even where compensation payable under such programs may not be deductible.

                             Compensation Committee

  Orville E. Melby        Michael D. McKee         Harold M. Messmer,
  Chairman                                         Jr.

                         STOCK PRICE PERFORMANCE GRAPH

  The graph below compares cumulative total return of the Company, the S&P 500 Index and the Equity REIT Index of the National Association of Real Estate Investment Trusts ("NAREIT") from January 1, 1990 to December 31, 1994. Total return assumes quarterly reinvestment of dividends before consideration of income taxes. The Company believes that this information demonstrates that the compensation earned by its executive officers compares very favorably to the Company's stockholder value.


                              [PERFORMANCE GRAPH]

                    HEALTH CARE PROPERTY INVESTORS, INC.
                      RATE OF RETURN TREND COMPARISON
                   DECEMBER 31, 1989 - DECEMBER 31, 1994
                         (DECEMBER 31, 1989=100)

                             S&P 500        EQUITY
     DATE                     INDEX         REITS INDEX       HCPI INDEX
     ----                    --------       --------------    ----------
Measurement Pt- 12/31/89      100.00            100.00          100.00
03/31/90                       96.98             96.01           94.91
06/30/90                      102.99             95.74          103.53
09/30/90                       88.85             81.97          106.84
12/31/90                       96.85             84.51          115.53
03/31/91                      110.91            103.26          135.09
06/30/91                      110.65            104.09          141.07
09/30/91                      116.47            108.25          155.02
12/31/91                      126.77            114.25          184.62
03/31/92                      123.57            115.05          160.98
06/30/92                      125.92            118.08          186.61
09/30/92                      129.89            126.08          206.86
12/31/92                      136.41            130.91          205.51
03/31/93                      142.26            159.23          259.64
06/30/93                      142.99            154.66          245.90
09/30/93                      146.67            169.13          265.79
12/31/93                      150.11            156.64          235.47
03/31/94                      144.45            161.97          269.06
06/30/94                      145.01            164.96          275.45
09/30/94                      152.09            161.57          272.00
12/31/94                      152.00            162.00          280.00

Source for S&P 500 and Equity REIT indices: NAREIT


                              CERTAIN TRANSACTIONS

  The law firm of Latham & Watkins has provided legal services to the Company since 1985. Michael D. McKee, a Director of the Company since 1989, was a partner with Latham & Watkins from January 1986 to April 1994.

  Since 1985, the Company has been insured through Alexander & Alexander, Inc. insurance brokers for general liability, workmen's compensation, and other insurance. Paul V. Colony, a Director of the Company since April 1988, is Vice Chairman of Alexander & Alexander, Inc. and Chairman of the Board of Alexander

& Alexander of California, Inc., an affiliate of Alexander & Alexander, Inc. The terms of such insurance policies were established after evaluation of market rates, and were no less favorable to the Company than might have been negotiated with an unrelated party. The premiums paid to Alexander & Alexander, Inc. for the fiscal year ending December 31, 1994 were $281,282.

  Since December 1985, the Company has owned a 50% interest in a limited partnership of real estate equity projects involving an aggregate of $23,109,000 of equity investments, with aggregate annual rental income of approximately $3,136,000. The Company is the sole general partner of the limited partnership. Harold M. Messmer, Jr., a Director of the Company, owns a 15.2% interest as a limited partner of the partnership.

  During 1994, Kenneth B. Roath, Chairman, President and Chief Executive Officer, borrowed money from the Company in connection with the purchase of Shares for which Options were granted pursuant to the Plan. Mr. Roath's loan, with an initial principal balance of $1,595,681 and an interest rate of 7%, had a balance of $1,149,582 at December 31, 1994 and was paid in full on January 5, 1995. In addition, Peter L. Rhein, a Director of the Company, and Mr. Roath have remaining balances on loans made in connection with the purchase of Shares of $129,000 and $473,576, respectively. These loans are due on July 20, 1998 and November 19, 1996, respectively.

      COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

  Section 16(a) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities ("Insiders"), to file with the SEC initial reports of ownership and reports of changes in ownership of equity securities of Common Stock of the Company. Insiders are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file.

  To the Company's knowledge, based solely on its review of the copies of such reports furnished to the Company and written representations from certain Insiders that no other reports were required during the year ended December 31, 1994, all Section 16(a) filing requirements applicable to Insiders were complied with.

        RATIFICATION OF THE SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

  Arthur Andersen LLP audited the Company's financial statements for the year ended December 31, 1994 and have been the Company's auditors since the Company's organization.

  The Directors have selected the firm of Arthur Andersen LLP as independent accountants for the Company for the fiscal year ending December 31, 1995, it being intended that such selection would be submitted for ratification by Stockholders. The proxy holders named in the accompanying form of proxy will vote the Shares represented by the proxy for ratification of the selection of Arthur Andersen LLP, unless a contrary choice has been specified on the proxy. If Stockholders do not ratify the selection of Arthur Andersen LLP, the selection of independent accountants will be considered by the Directors, although the Directors would not be required to select different independent accountants for the Company. The Directors retain the power to select another firm as independent accountants for the Company to replace the firm whose selection was ratified by Stockholders in the event the Directors determine that the best interest of the Company warrants a change of its independent accountants. A representative of Arthur Andersen LLP is expected to be present at the April 20, 1995 Annual Meeting with an opportunity to make a statement if he desires to do so, and such representative is expected to be available to respond to appropriate questions.

  THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" RATIFICATION OF THE SELECTION OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR THE SUCCEEDING YEAR.

                               VOTING PROCEDURES

  Under the Amended Bylaws of the Company as in effect on the date hereof, elections of Directors shall be by a plurality of the votes cast. Stockholders together holding a majority of the stock issued and outstanding and entitled to vote at the Annual Meeting of Stockholders, who shall be present in person or represented by proxy at such meeting duly called, shall constitute a quorum for the transaction of business. The Inspector of Elections will treat Shares represented by properly signed and returned proxies that reflect abstentions as Shares that are present and entitled to vote for purposes of determining the presence of a quorum and for purposes of determining the outcome of any matter submitted to the Stockholders for a vote. Except as otherwise noted herein, abstentions do not constitute a vote "for" or "against" any matter and thus will be disregarded in the calculation of "votes cast."

  The Inspector of Elections will treat Shares referred to as "broker non-votes" (i.e., Shares held by brokers or nominees as to which instructions have not been received from the beneficial owner or persons entitled to vote that the broker or nominee does not have the discretionary power to vote on a particular matter) as Shares that are present and entitled to vote for purposes of establishing a quorum. For purposes of determining the outcome of any matter as to which the broker has physically indicated on the proxy that it does not have discretionary authority to vote, those Shares will be treated as not present and not entitled to vote with respect to that matter (even though those Shares are considered entitled to vote for quorum purposes and may be entitled to vote on other matters).

                     DEADLINE FOR SUBMISSION OF STOCKHOLDER
                    PROPOSALS FOR NEXT YEAR'S ANNUAL MEETING

  The proxy rules adopted by the SEC provide that certain Stockholder proposals must be included in the proxy statement for the Company's Annual Meeting. For a proposal to be considered for inclusion in next year's proxy statement, it must be received by the Company no later than November 15, 1995.

                                 OTHER MATTERS

  The Board of Directors of the Company knows of no matters to be presented at the Annual Meeting other than those described in this proxy statement. Other business may properly come before the meeting, and in that event it is the intention of the persons named in the accompanying proxy to vote in accordance with their judgment on such matters.

  The cost of the solicitation of proxies will be borne by the Company. In addition to solicitation by mail, Directors and officers of the Company, without receiving any additional compensation, may solicit proxies personally or by telephone or telegraph. The Company will request brokerage houses, banks, and other custodians or nominees holding stock in their names for others to forward proxy materials to their customers or principals who are the beneficial owners of Shares and will reimburse them for their expenses in doing so. The Company has retained the services of Kissel-Blake Inc., for a fee of $7,000 plus out-of-pocket expenses, to assist in the solicitation of proxies from brokerage houses, banks, and other custodians or nominees holding stock in their names for others.

  The Company's Annual Report to Stockholders, including the Company's audited financial statements for the year ended December 31, 1994, is being mailed herewith to all Stockholders of record. THE COMPANY WILL PROVIDE WITHOUT CHARGE TO ANY PERSON SOLICITED HEREBY, UPON THE WRITTEN REQUEST OF ANY SUCH PERSON, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1994 FILED WITH THE SEC. SUCH REQUESTS SHOULD BE DIRECTED TO JAMES G. REYNOLDS, EXECUTIVE VICE PRESIDENT OF THE COMPANY, AT 10990 WILSHIRE BOULEVARD, SUITE 1200, LOS ANGELES, CALIFORNIA 90024.

  ALL STOCKHOLDERS ARE URGED TO COMPLETE, SIGN AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED ENVELOPE.

                                          By Order of the Board of Directors

                                          /s/ Edward J. Henning

                                          Edward J. Henning
                                          Corporate Secretary

Los Angeles, California
March 17, 1995

- --------------------------------------------------------------------------------
                      HEALTH CARE PROPERTY INVESTORS, INC.
                                REVOCABLE PROXY
                         ANNUAL MEETING OF STOCKHOLDERS
                                 APRIL 20, 1995
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned, as a holder of Common Stock of Health Care Property Investors, Inc. (the "Company"), hereby appoints Kenneth B. Roath and Peter L. Rhein as Proxies, with the full power of substitution, to represent and to vote as designated on this card all of the shares of Common Stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on April 20, 1995 at 9:30 A.M. (PST), or any adjournment thereof.

  Unless otherwise marked, this Proxy will be voted FOR the election of the Board of Directors' nominees to the Board of Directors and FOR the ratification of Arthur Andersen LLP as independent auditors. If any other business is presented at the Annual Meeting of Stockholders, the Proxy will be voted in accordance with the discretion of the Proxies named above.

  The Board of Directors recommends a vote "FOR" the nominees listed below and "FOR" the ratification of Proposal 2.

1. ELECTION OF DIRECTORS: Paul V. Colony and Peter L. Rhein.

[_] FOR both nominees listed above
    (except as marked to the contrary hereon)

[_] WITHHOLD AUTHORITY to vote for both nominees listed above

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, write that nominee's name on the line provided below.)

   --------------------------------------------------------------------------
           IMPORTANT: PLEASE DATE AND SIGN THE PROXY ON REVERSE SIDE
- --------------------------------------------------------------------------------



- --------------------------------------------------------------------------------

_________________                                         _________________
 ACCOUNT NUMBER                                                COMMON

                                                          _________________
                                                               D.R.S.
2. Ratification of Arthur Andersen LLP as independent auditors for the year ending December 31, 1995.

                     [_] FOR     [_] AGAINST     [_] ABSTAIN

3. In their discretion, upon any other matter that may properly come before the Annual Meeting of Stockholders or any adjournment thereof.

                     [_] FOR     [_] AGAINST     [_] ABSTAIN

Please mark, date and sign as your name appears above. If acting as executor, administrator, trustee, guardian, etc., you should so indicate when signing. If the signer is a corporation, please sign the full corporate name, by a duly authorized officer and indicate the title of such officer. If shares are held jointly, each stockholder named should sign. If you receive more than one proxy card, please date and sign each card and return all proxy cards in the enclosed envelope.

Dated                       , 1995

__________________________________


Signature
__________________________________


Signature
__________________________________

PLEASE DATE, SIGN AND MAIL THIS PROXY IN THE ENCLOSED ENVELOPE.

PROXY

                      HEALTH CARE PROPERTY INVESTORS, INC.

                         ANNUAL MEETING OF STOCKHOLDERS
                                 APRIL 20, 1995

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned, as a holder of Common Stock of Health Care Property Investors, Inc. (the "Company"), hereby appoints Kenneth B. Roath and Peter L. Rhein as Proxies, with the full power of substitution, to represent and to vote as designated on this card all of the shares of Common Stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on April 20, 1995 at 9:30 A.M. (PST), or any adjournment thereof.

  Unless otherwise marked, this Proxy will be voted FOR the election of the Board of Directors' nominees to the Board of Directors and FOR the ratification of Arthur Andersen LLP as independent auditors. If any other business is presented at the Annual Meeting of Stockholders, the Proxy will be voted in accordance with the discretion of the Proxies named above.

IMPORTANT: PLEASE DATE AND SIGN THE PROXY ON REVERSE SIDE

- --------------------------------------------------------------------------------
                            FOLD AND DETACH HERE

COMMENTS/ADDRESS CHANGE: PLEASE MARK COMMENT/ADDRESS BOX ON REVERSE SIDE

                                      (Continued and to be signed on other side)


                      HEALTH CARE PROPERTY INVESTORS, INC.


                     YOUR VOTE IS IMPORTANT TO THE COMPANY.

  PLEASE COMPLETE, SIGN AND DATE THIS PROXY CARD AND RETURN THE CARD BY TEARING OFF THE TOP PORTION OF THIS SHEET AND RETURNING IT IN THE ENCLOSED ENVELOPE.

Please mark your votes as this [X]

- ----------    ---------------
  COMMON           D.R.S.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE NOMINEES LISTED BELOW AND
                     "FOR" THE RATIFICATION OF PROPOSAL 2.


1. ELECTION OF DIRECTORS
   Nominees: Paul V. Colony and
   Peter L. Rhein

        FOR        WITHHELD FOR ALL
        [_]             [_]

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, write that nominee's name on the line provided below.)

- --------------------------------------------------------------------------------
2. Ratification of Arthur Andersen LLP as independent auditors for the year ending December 31, 1995.

        FOR       AGAINST      ABSTAIN
        [_]         [_]          [_]

3. In their discretion, upon any other matter that may properly come before the Annual Meeting of Stockholders or any adjournment thereof.

        FOR       AGAINST      ABSTAIN
        [_]         [_]          [_]

I PLAN TO ATTEND MEETING [_]

COMMENTS/ADDRESS CHANGE

Please mark this box if you have written comments/address change on the reverse side. [_]

I UNDERSTAND THAT IN THE ABSENCE OF INSTRUCTIONS YOU WILL VOTE THE SHARES REP-RESENTED BY THIS PROXY ON THE LISTED PROPOSALS AND ON OTHER BUSINESS WHICH MAY COME PROPERLY BEFORE THE MEETING PROPORTIONATELY IN THE SAME MANNER AS THOSE SHARES FOR WHICH INSTRUCTIONS ARE RECEIVED.


Signature(s) ___________________________   Date _______________________________

PLEASE MARK, DATE AND SIGN AS YOUR NAME APPEARS ABOVE AND RETURN IN THE ENCLOSED ENVELOPE. IF ACTING AS EXECUTOR, ADMINISTRATOR, TRUSTEE, GUARDIAN, ETC., YOU SHOULD SO INDICATE WHEN SIGNING. IF THE SIGNER IS A CORPORATION, PLEASE SIGN THE FULL CORPORATE NAME, BY A DULY AUTHORIZED OFFICER AND INDICATE THE TITLE OF SUCH OFFICER. IF SHARES ARE HELD JOINTLY, EACH STOCKHOLDER NAMED SHOULD SIGN. IF YOU RECEIVE MORE THAN ONE PROXY CARD, PLEASE DATE AND SIGN EACH CARD AND RETURN ALL PROXY CARDS IN THE ENCLOSED ENVELOPE.
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                             FOLD AND DETACH HERE

                      HEALTH CARE PROPERTY INVESTORS, INC.


                     YOUR VOTE IS IMPORTANT TO THE COMPANY.

  PLEASE COMPLETE, SIGN AND DATE THIS PROXY CARD AND RETURN THE CARD BY TEARING OFF THE TOP PORTION OF THIS SHEET AND RETURNING IT IN THE ENCLOSED ENVELOPE.